Exhibit 99.1

DANAHER REPORTS SECOND QUARTER 2009 RESULTS

WASHINGTON, D.C., July 23, 2009 — Danaher Corporation (NYSE:DHR) announced today that net earnings for the quarter ended July 3, 2009 were $296 million, or $0.89 per diluted share, an 18.5% decrease as compared to the Company’s 2008 second quarter net earnings of $363 million, or $1.09 per diluted share. Included in the net earnings and diluted earnings per share are certain discrete credits and charges that are summarized in the attached supplemental schedule. Sales for the 2009 second quarter were $2.67 billion, 18.5% less than the $3.28 billion reported for the 2008 second quarter. Core revenues declined 15% in the quarter, compared to the second quarter of 2008.

Net earnings for the first six months of 2009 were $533 million, or $1.61 per diluted share, compared with net earnings of $640 million, or $1.92 per diluted share for the first six months of 2008. Sales for the first six months of 2009 were $5.30 billion compared to $6.31 billion for the first six months of 2008, a decrease of 16%.

H. Lawrence Culp, Jr., President and Chief Executive Officer, stated, “We continue to experience significant headwinds across most of our businesses and end markets due to the weak global economy. Despite these challenging conditions, we are encouraged by our strong margin and free cash flow performance. Our free cash flow was $438 million in the quarter, with a free cash flow to net income conversion ratio of 148%. As a result of the difficult operating environment, we continue to aggressively implement our cost reduction activities across the company, which when combined with our focus on capturing share gains in a down market, should position us well for the balance of 2009 and beyond.”

Danaher will discuss its results during its investor conference call today starting at 8:00 a.m. EDT. The call and an accompanying slide presentation will be webcast on the “Investors” section of Danaher’s website at http://www.danaher.com. A replay of the webcast can be accessed on the “Investors” section of Danaher’s website (under the subheading “Investor Events”) shortly after the conclusion of the presentation, and the webcast will remain available until the next quarterly earnings call. The conference call can be accessed by dialing 877-856-1964 or 719-325-4765 a few minutes before the 8:00 a.m. EDT start and telling the operator that you are dialing in for Danaher’s investor conference call, access code 7112404. A replay of the conference call will be available shortly after the conclusion of the call until July 28, 2009 and you can access the replay by dialing 888-203-1112 or 719-457-0820, access code 7112404. In addition, related presentation materials have been posted to the “Investors” section of Danaher’s website under the subheading “Earnings”.

Danaher Corporation is a leading manufacturer of Professional Instrumentation, Medical Technologies, Industrial Technologies, and Tools and Components (www.danaher.com)

Statements in this release that are not strictly historical, including the statements regarding cost reduction activities, focus on capturing share gains, expectations for the balance of 2009 and future periods and any other statements regarding events or developments that we believe or anticipate will or may occur in the future, may be “forward-looking” statements. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements. These factors include, among other things, the current global economic recession and the upheaval in the credit markets and financial services industry, competition, our ability to develop and successfully market new products and technologies, the contractions or growth rates and cyclicality of markets we serve, our ability to expand our business in new markets, our ability to successfully identify, consummate and integrate appropriate acquisitions, the impact of our debt obligations on our operations, litigation and other contingent liabilities including intellectual property and environmental matters, our compliance with applicable laws and regulations and changes in applicable laws and regulations, tax audits and changes in our tax rate, risks relating to potential impairment of goodwill and other long-lived assets, currency exchange rates, pension plan costs, commodity costs and surcharges, labor matters, our relationships with and the performance of our channel partners, our ability to achieve projected efficiencies, cost reductions, sales growth and earnings, and international economic, political, legal and business factors. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in our SEC filings, including our 2008 Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the quarter ended July 3, 2009. These forward-looking statements speak only as of the date of this release and the Company does not assume any obligation to update any forward-looking statement.

To download a copy of the full earnings report, please go to www.danaher.com.

Please contact:

Matt R. McGrew

Vice President, Investor Relations

Danaher Corporation

2099 Pennsylvania Avenue

Washington, D.C. 20006

Telephone: (202) 828-0850

Fax:            (202) 828-0860

DANAHER CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS

($ and shares in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	July 3, 2009	June 27, 2008	July 3, 2009	June 27, 2008
Sales	$2,673,609	$3,283,895	$5,301,353	$6,312,769

Operating costs and expenses:
Cost of sales	1,411,340	1,723,596	2,780,475	3,334,754
Selling, general and administrative expenses	759,823	859,969	1,517,318	1,678,359
Research and development expenses	158,500	189,866	319,395	375,970

Total operating expenses	2,329,663	2,773,431	4,617,188	5,389,083

Operating profit	343,946	510,464	684,165	923,686

Interest expense	(31,329)	(33,854)	(55,386)	(74,523)
Interest income	1,126	1,412	1,791	4,934

Earnings before income taxes	313,743	478,022	630,570	854,097

Income taxes	(18,049)	(114,574)	(97,164)	(214,144)

Net earnings	$295,694	$363,448	$533,406	$639,953

Net earnings per share:
Basic	$0.93	$1.14	$1.67	$2.01

Diluted	$0.89	$1.09	$1.61	$1.92

Average common stock and common equivalent shares outstanding:
Basic	319,916	319,233	319,626	319,018
Diluted	334,540	336,551	334,010	336,263

See the accompanying Notes to Consolidated Condensed Financial Statements.

A complete copy of Danaher’s Form 10-Q financial statements is available on the Company’s website (www.danaher.com).

Danaher Corporation

Supplemental Summary of Certain Discrete Credits and (Charges) Included in Net Earnings and

Diluted Net Earnings Per Share

Three Months and Six Months Ended July 3, 2009 and June 27, 2008

($ in 000’s except per share data)

	Three Months Ended			Six Months Ended
	July 3, 2009	June 27, 2008	% Change	July 3, 2009	June 27, 2008	% Change
Net Earnings per GAAP	$295,694	$363,448	-18.6%	$533,406	$639,953	-16.6%

The following items are included in Net Earnings per GAAP above:

Additional restructuring activities approved by the Company on April 21, 2009 totaling $34.0 million pre-tax for both the three and six months ended July 3, 2009 (included as part of the total restructuring charges incurred by the Company of $46 million and $56 million for the three and six months ended July 3, 2009, respectively).	(25,500)			(25,500)

Transaction costs expensed in 2009 in connection with acquisitions (adoption of FAS 141R - $3.5 million pre-tax) and fair value adjustments to recorded inventory and deferred revenue balances related to 2009 acquisitions ($3.0 million pre-tax for the three months and six months ended July 3, 2009) and 2008 acquisitions ($13.5 million & $39.6 million pre-tax for the three months and six months ended June 27, 2008, respectively).	(4,820)	(10,015)		(4,820)	(29,176)

Gains from net reduction in income tax reserves and discrete tax benefits	60,500	8,500		60,500	8,215

Diluted Net Earnings Per Share per GAAP	$0.89	$1.09	-18.3%	$1.61	$1.92	-16.1%

The following items are included in Diluted Net Earnings per Share per GAAP noted above.

Additional restructuring activities approved by Company on April 21, 2009 totaling $34.0 million pre-tax for both the three and six months ended July 3, 2009.	(0.08)			(0.08)

Transaction costs expensed in 2009 in connection with acquisitions and fair value adjustments to recorded inventory and deferred revenue balances related to both 2009 and 2008 acquisitions.	(0.01)	(0.03)		(0.01)	(0.09)

Gains from net reduction in income tax reserves and discrete tax benefits	0.18	0.03		0.18	0.03

Danaher Corporation

Supplemental Reconciliation of Revenue Growth (GAAP) to Core Revenue Growth (Non-GAAP)

Three and Six Months Ended July 3, 2009

Components of Sales Growth	Three Months Ended July 3, 2009 vs. Comparable 2008 Period	Six Months Ended July 3, 2009 vs. Comparable 2008 Period
Core	-15.0%	-13.0%
Acquisitions	2.0%	2.5%
Impact of currency translation	-5.5%	-5.5%

Total	-18.5%	-16.0%

Danaher Corporation

Supplemental Reconciliation of Operating Cash Flows (GAAP) to Free Cash Flow (Non-GAAP)

and Free Cash Flow to Net Income Conversion Ratio

Three and Six Months Ended July 3, 2009

($ in 000’s)

	Three Months Ended July 3, 2009 vs. Comparable 2008 Period	Six Months Ended July 3, 2009 vs. Comparable 2008 Period
Operating Cash Flow (GAAP)	$485,665	$802,344
Less: Purchases of Property, Plant and Equipment	(47,535)	(83,943)

Free Cash Flow (Non-GAAP)	438,130	718,401
Net Income (GAAP)	295,694	533,406

Free Cash Flow to Net Income Conversion Ratio (Non-GAAP)	148%	135%

Notes to Non-GAAP Reconciliation Schedule

In addition to the results provided in this release in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), the Company has provided the following non-GAAP measures:

(1) Core revenue (presented on a stand-alone basis), which is defined as revenue from businesses that have been owned for one year or more, excluding the effects of foreign currency fluctuations.

(2) Free cash flow, which is defined as operating cash flow less purchases of property, plant and equipment. We also present our free cash flow to net income conversion ratio.

Core revenue should be considered in addition to, and not as a replacement for or superior to, revenue. Free cash flow should be considered in addition to, and not as a replacement for or superior to, operating cash flow. Danaher may define these non-GAAP measures differently than the way in which similar non-GAAP measures are defined by other companies.

Danaher’s management believes that core revenue reflects an additional way of viewing aspects of Danaher’s operations that, when viewed with and reconciled to revenue calculated in accordance with GAAP, provides a more complete understanding of Danaher’s results of operations and helps identify underlying trends in Danaher’s business. Core revenue excludes items that are not completely under management’s control, such as the impact of changes in foreign currency exchange rates, and items that do not reflect the underlying growth of the company, such as acquisition and divestiture activity.

Danaher’s management uses core revenue in assessing current performance against prior period performance and against forecasted performance, in forecasting financial results for future periods, and in making decisions about internal budgets, resource allocation and financial goals for its business units. Danaher’s management believes that core revenue helps investors and others, if they so choose, in understanding and evaluating Danaher’s current operating performance and future prospects in the same manner as management does. In addition, Danaher believes that analysts and others in the investment community use this measure to assess Danaher’s performance against prior period performance and against forecasted performance, compare Danaher’s performance to the performance of our peer companies, identify trends in Danaher’s performance and provide estimates of future performance.

Similarly, Danaher’s management believes that free cash flow reflects an additional way of viewing aspects of Danaher’s operations that, when viewed with and reconciled to operating cash flow, provides useful information to investors regarding Danaher’s ability to generate cash without external financings. Danaher’s management uses free cash flow to help gauge the resources available for strategic opportunities such as making acquisitions, investing in the business and strengthening the balance sheet, and uses this measure in making operating decisions, allocating financial resources and for budget planning purposes. Danaher’s management believes that the free cash flow measure helps investors and others, if they so choose, in understanding and evaluating Danaher’s ability to generate cash without external financings in the same manner as management does. In addition, Danaher believes that analysts and others in the investment community use free cash flow to assess the strength of Danaher’s earnings performance and gauge Danaher’s ability to strengthen its balance sheet, invest in the business and grow the business through acquisitions and other strategic opportunities.

A general limitation of the non-GAAP measures used in this release is that use of these measures (as compared to revenue and operating cash flow, respectively) may reduce comparability with other companies who may calculate these non-GAAP measures differently. A particular limitation of core revenue is that it excludes items that can significantly impact our revenues. A particular limitation of free cash flow is that it does not take into account the Company’s debt service requirements and other non-discretionary expenditures and therefore is not necessarily indicative of amounts of cash that may be available for discretionary uses. Danaher’s management compensates, and believes that investors should compensate, for these and other limitations of core revenue and free cash flow by also considering Danaher’s revenue and operating cash flow, respectively.